Law Offices of Stephanie A. Djinis
                              1749 Old Meadow Road
                                    Suite 310
                             McLean, Virginia 22102

                                 April 29, 2003


Midas Special Equities Fund, Inc.
11 Hanover Square
New York, NY 10005-3452

                  Re:      Midas Special Equities Fund, Inc.
                           File Nos. 33-2847 and 811-4625

Dear Sir or Madam:

         Midas Special Equities Fund, Inc. (the "Corporation") is a corporation organized under the laws of the state of Maryland by Articles of Incorporation, as amended and restated. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the shares of common stock of the Corporation issued pursuant to Post-Effective Amendment No. 27 to the Corporation's Registration Statement on Form N-1A ("PEA No. 27"). This opinion is valid only during the time that PEA No. 27 is effective and has not been superseded by another post-effective amendment, containing a prospectus applicable to this Corporation, that has become effective.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-laws, and other documents relating to the operation of the Corporation, either certified or otherwise proven to our satisfaction to be genuine, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation, By-laws and the terms contemplated by PEA No. 27, the Shares will be legally issued, fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with PEA No. 27 being filed with the Securities and Exchange Commission.

                                   Sincerely,

                             /s/ Stephanie A. Djinis
                            -------------------------
                               Stephanie A. Djinis

                       Law Offices of Stephanie A. Djinis
                              1749 Old Meadow Road
                                    Suite 310
                             McLean, Virginia 22102


                                 April 29, 2003



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                  Re:      Midas Special Equities Fund, Inc.
                           SEC File Nos. 33-2847 and 811-4625

Dear Sir or Madam:

         As counsel for this Company, we have reviewed Post-Effective Amendment No. 27 to the registration statement of Midas Special Equities Fund, Inc., and pursuant to Rule 485(b)(4), represent that the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(b).

         In our review of the Post-Effective Amendment, we have assumed the conformity to the originals of all documents submitted to us as copies.

         If you have any questions, please contact me at (703) 873-0885.

                                   Sincerely,

                          /s/ Stephanie A. Djinis, Esq.
                         ------------------------------
                            Stephanie A. Djinis, Esq.